Exhibit 99.1

PROTECTIVE ANNOUNCES
FIRST QUARTER 2003 EARNINGS

BIRMINGHAM, Alabama (April 30, 2003) Protective Life Corporation (NYSE: PL) today reported results for the first quarter 2003. Highlights include:

        o For the quarter, operating income increased 3.2% to $.65 per diluted share compared to $.63 per share in the first quarter of 2002. Operating income, a non-GAAP measure, is net income, a GAAP measure, excluding realized investment gains and losses and related amortization.

        o Net income for the quarter was $.53 per diluted share, compared to $.59 per share in the first quarter of 2002. Included in the current quarter’s net income were net realized investment losses of $11.7 million, compared to a loss of $3.6 million one year ago. The $11.7 million of realized loss is comprised of $9.2 million related to marking derivative contracts to market, and a $2.5 million net loss in portfolio activities.

        o Life insurance sales were $58.0 million during the quarter, an increase of 18.4% over the prior year quarter.

        o Variable annuity sales were $102.5 million during the quarter, an increase of 57.5% over the prior year quarter. Fixed annuity sales were $76.3 million, decreasing by $95.4 million compared to the prior year quarter. The Company continued to follow its disciplined approach to fixed annuity pricing in a very competitive market environment.

        o Pretax operating earnings in the Stable Value Contracts segment were $9.1 million for the quarter, compared to $9.2 million in the first quarter of 2002. Account balances remained steady at approximately $4 billion, but spreads narrowed during the quarter.

        o The Asset Protection segment reported pretax earnings of $0.9 million for the quarter. Core continuing operations’ results improved from $2.5 million in the fourth quarter of 2002 to $3.4 million this quarter. These results were partially offset by losses in ancillary runoff lines of $.8 million and a $1.7 million charge for uncollectible balances from a troubled third party administrator.

        o At March 31, 2003, the Company’s assets were $22.8 billion, compared to $20.1 billion at March 31, 2002, and share-owners’ equity per share was $21.97, excluding $4.31 per share of accumulated other comprehensive income.

        o Protective experienced no significant credit defaults in its investment portfolio during the quarter. At March 31, 2003, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective's Chairman, President and Chief Executive Officer commented:

“We are pleased to report growing life insurance earnings and sales, solid investment performance and the return to modest profitability in our Asset Protection segment. We maintained a disciplined approach to annuity pricing in a challenging, competitive environment. As a result, our annuity sales and earnings were down slightly. We experienced more rapid prepayment of commercial mortgages and securities than expected in the quarter and, as a result, saw slightly more compression in our interest spreads in the Stable Value segment than expected. We are adopting strategies to reverse this trend in the second half of the year. Market conditions in the life insurance industry remain challenging. Our focus over the next several quarters will be on continuing our strong growth momentum in the life insurance segment, maintaining a strong balance sheet and high credit quality in our investment portfolios, stabilizing and improving margins in our spread businesses, controlling expenses and increasing the profit contribution from the Asset Protection segment’s continuing operations.”

Information Relating to Non-GAAP and Other Disclosures in This Press Release

All per share results are presented on a diluted basis.

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income excludes net realized investment gains (losses) and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Management believes that consolidated and segment operating income (loss) enhances an investor’s and the Company’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by generally accepted accounting principles, certain investments are recorded at their market values with the resulting unrealized gains (losses) reduced by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates rise or fall. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

FIRST QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

                                                                          1Q2003           1Q2002
                                                                          ------           ------
         Operating operations                                            $45,780          $44,186
         Realized investment gains (losses)
           and related amortization                                       (8,075)          (2,580)
                                                                         --------         --------
         Net income                                                      $37,705          $41,606
                                                                         ========         ========

($ per share; net of income tax)
                                                                          1Q2003           1Q2002
                                                                          ------           ------
         Operating income                                                  $ .65            $ .63
         Realized investment gains (losses) and
           related amortization
              Investments                                                   (.03)             .01
              Derivatives                                                   (.09)            (.05)
                                                                           ------           ------
         Net income                                                        $ .53            $ .59
                                                                           ======           ======

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

                                         OPERATING INCOME BEFORE INCOME TAX
                                                ($ IN THOUSANDS)

                                                                          1Q2003           1Q2002
                                                                          ------           ------
         LIFE MARKETING                                                  $30,635          $21,512
         ANNUITIES                                                         3,715            5,009
         ACQUISITIONS                                                     22,772           23,435
         STABLE VALUE CONTRACTS                                            9,138            9,228
         ASSET PROTECTION                                                    858            8,106
         CORPORATE AND OTHER                                               1,344           (1,035)
                                                                         --------         --------
                                                                         $68,462          $66,255
                                                                         ========         ========

In the Life Marketing, Asset Protection, and Corporate and Other segments pretax operating income equals segment income before income tax for all periods. In the Annuities and Stable Value Contracts segments, operating income excludes, whereas income before income tax includes, realized investment gains and losses and related amortization as set forth in the table below. All other realized investment gains and losses are not allocated to a business segment.

($ IN THOUSANDS)                                                          1Q2003           1Q2002
                                                                          ------           ------
         Operating income before
           income tax                                                     $68,462          $66,255
         Realized investment gains (losses)
           and related amortization
              Annuities                                                     (704)              15
              Stable Value Contracts                                      (6,702)             521
              Unallocated                                                 (5,017)          (4,506)
                                                                         --------         --------
           Income before income tax                                       $56,039          $62,285
                                                                         ========         ========

SALES

The table below sets forth business segment sales for the periods shown:

                                                SALES
                                            (IN MILLIONS)
                                                                         1Q2003       1Q2002
                                                                         ------       ------
         LIFE INSURANCE                                                  $ 58.0       $ 49.0
         STABLE VALUE CONTRACTS                                           444.0        584.0
         ANNUITIES                                                        178.9        236.8
         ASSET PROTECTION                                                 107.9        112.0

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: First quarter pretax operating income for the Life Marketing segment increased 42.4% compared to the first quarter of 2002. This increase is primarily attributable to growth in business-in-force due to strong sales in prior periods and lower expense variances. Total life insurance sales were $58.0 million in the quarter, compared to sales of $49.0 million during the first quarter of 2002, an increase of 18.4%. Mortality experience during the quarter was approximately $1.4 million worse than pricing, $1.8 million less favorable than in the prior year quarter.

First quarter pretax operating earnings also included $1.8 million related to an increase in the Company’s estimate of amounts to be recovered related to the previously disclosed overpayment of certain reinsurance premiums.

ANNUITIES: Pretax operating income in the Annuities segment decreased from $5.0 million in the first quarter of 2002 to $3.7 million this quarter, primarily because of lower sales of fixed annuities and an increase of $0.6 million to the liability for guaranteed minimum death benefits.

Total annuity sales in the first quarter were $178.9 million, a decrease of 24.5% over the same period last year. The Company’s variable annuity sales increased 57.5% over the prior year quarter. Fixed annuity sales decreased from $171.7 million in the first quarter of 2002 to $76.3 million due to increased competition. Annuity account balances were $4.7 billion as of March 31, 2003.

ACQUISITIONS: Pretax operating income in the quarter decreased from $23.4 million in the first quarter of 2002 to $22.8 million this quarter. This decrease was primarily attributable to a change in our investment income allocation process, which transferred investment income in the quarter from this segment to the Corporate and Other segment, and to higher expenses incurred during the quarter. The segment had favorable mortality experience of $1.7 million in the first quarter, approximately $0.2 million more favorable than the prior year quarter.

STABLE VALUE CONTRACTS: Stable value contract account balances ended the quarter at $4.0 billion. Pretax operating income decreased from $9.2 million in the first quarter of 2002 to $9.1 million in the first quarter of 2003 because of narrower spreads. Spreads narrowed from 98 basis points in the first quarter of 2002 to 93 basis points in the first quarter of 2003.

ASSET PROTECTION: Pretax operating earnings in the first quarter were $0.9 million compared to $8.1 million in the first quarter of the prior year. Core operations contributed $3.4 million to earnings in the first quarter of 2003. Non-core and ancillary lines experienced a loss for the quarter of $.8 million. In addition, the Company recorded a non-recurring charge of $1.7 million related to certain uncollectible balances from a third party service contract administrator.

The Company continues to closely monitor the effects that declines in used vehicle values might have on its residual value reserves. The Company expects that if recent declines in used vehicle values persist, additional increases to reserves may be required.

The Company continues to actively market two inactive charters held in the segment. The Company currently has a letter of intent for the sale of one of the charters and subject to regulatory approval, expects to receive proceeds from the sale of approximately $7 million in either the second or third quarter of 2003.

CORPORATE AND OTHER: This segment consists primarily of net investment income on capital, interest expense on all debt, and various other items not associated with the other segments. The increase in income between this quarter and the prior year quarter is primarily attributable to an increase in participating mortgage income, partially offset by a loss in the Company’s runoff cancer block. Results for the quarter also contained a $1.5 million non-recurring charge for benefits paid upon the retirement of the Company’s former Chairman.

CONFERENCE CALL

There will be a conference call for management to discuss the quarter’s results with analysts and professional investors on Wednesday, April 30 at 9:00 a.m. Eastern. Analysts and professional investors may participate in this call by calling 1-800-299-9630 (international callers 1-617-786-2904) shortly before that time. A recording of the call will be available from 12:00 p.m. Eastern April 30 until midnight May 7. The recording may be accessed by calling 1-888-286-8010 (international callers 617-801-6888) and giving the code number 83692940.

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available until midnight May 7, 2003.

Supplemental financial information will be available at release time through the Company’s web site at www.protective.com.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to many types of risks that could negatively affect our business; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be natively affected should actual experience differ from management’s assumptions and estimates; the use or reinsurance introduces variability in our statement of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsures could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us. Please refer to Exhibit 99(a) of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Sheri Cook
Vice President, Corporate Finance/Investor Relations
(205) 268-3773